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                                                         EXHIBIT 1. A(3)(c)
                                                         -------------------

                   SELECTED REGISTERED REPRESENTATIVE AGREEMENT
                   --------------------------------------------


        AGREEMENT dated ___________________, by and between Lutheran Brotherhood Securities Corp. hereinafter referred to as "LBSC", a
Pennsylvania corporation, and                              hereinafter
referred to as "Registered Representative", an individual.

        WHEREAS, Registered Representative is a registered representative of LBSC pursuant to a Registered Representative's Agreement; and

        WHEREAS, Registered Representative is a District Representative of Lutheran Brotherhood, a Minnesota Corporation, the parent of LBSC, and/or of Lutheran Brotherhood Variable Insurance Products Company, hereinafter referred to as "LBVIP", a Minnesota Corporation; and (collectively known as the "Companies"); and

        WHEREAS, LB has the authority to issue variable contracts in certain states and LBVIP has the authority to issue variable contracts in certain other states; and

        WHEREAS, the parties hereto desire that Registered Representative represent LBSC and the Companies in the sale of LB's variable contracts in states where LB is so authorized and LBVIP's variable contracts in states where LBVIP is so authorized;

        WITNESSETH: In consideration of the mutual promises contained herein, the parties hereto agree as follows:


A.      DEFINITIONS

        (1) Contracts - The variable universal life insurance contracts and variable annuity contracts which the Companies propose to issue in appropriate states and for which LBSC has been appointed the principal underwriter pursuant to Distribution Agreements.

        (2) The Variable Accounts - The variable life insurance and variable annuity separate accounts established and maintained by the Companies pursuant to the laws of Minnesota to fund the benefits under the Contracts.

        (3) The Fund - An open-end management investment company registered under the 1940 Act, shares of which are sold to the Variable Accounts in connection with the sale of the Contracts.

        (4) Registration Statement - The registration statements and amendments thereto relating to the Contracts, the Variable Accounts, and the Fund, including financial statements and all exhibits.

        (5) Prospectuses - The prospectuses included within the registration statements referred to herein.

        (6)    1933 Act - The Securities Act of 1933, as amended.

        (7)    1934 Act - The Securities Exchange Act of 1934, as amended.

        (8)    1940 Act - The Investment Company Act of 1940, as amended.

        (9)    SEC - The Securities and Exchange Commission.


B.      AGREEMENTS OF LBSC

        (1) Pursuant to the authority delegated to it by the Companies, LBSC hereby authorizes Registered Representative during the term of this Agreement to solicit applications for Contracts from eligible persons provided that there is an effective Registration Statement relating to such Contracts and provided further that Registered Representative has been notified by LBSC that the Contracts are qualified for sale under all applicable securities and insurance laws of the state or jurisdiction in which the application will be solicited. In connection with the solicitation of applications for Contracts, Registered Representative is hereby authorized to offer riders and benefits that are available with the Contracts in accordance with instructions furnished by LBSC or the Companies.

        (2) LBSC, during the term of this Agreement, will notify Registered Representative of the issuance by the SEC of any stop order with respect to the Registration Statement or any amendments thereto or the initiation of any proceedings for that purpose or for any other purpose relating to the registration and/or offering of the Contracts and of any other action or circumstances that may prevent the lawful sale of the Contracts in any state or jurisdiction.

        (3) During the term of this Agreement, LBSC shall advise Registered Representative of any amendment to the Registration Statement of any amendment or supplement to any Prospectus.


C.      AGREEMENTS OF REGISTERED REPRESENTATIVE

        (1) It is understood and agreed that Registered Representative is a duly registered representative of LBSC pursuant to a Registered Representative's Agreement. Registered Representative agrees to comply with all of the terms and agreements of said Registered Representative's Agreement which is hereby incorporated herein by reference to the extent it is not inconsistent with the terms herein.

        (2) Commencing at such time as LBSC and Registered Representative shall agree upon, Registered Representative agrees to use his/her best efforts to find purchasers for the contracts acceptable to the Companies. In meeting its obligation to use its best efforts to solicit applications for Contracts, Registered Representative shall, during the term of this Agreement, engage in the following activities:

               (a) Continuously utilize training, sales and promotional materials which have been approved by the Companies;

               (b) Permit periodic inspection and supervision of his/her sales practices and submit periodic reports to LBSC as may be requested on the results of such inspections and the compliance with procedures.

               (c) Registered Representative shall not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for such applicant. While not limited to the following, a determination of suitability shall be based on information furnished to Registered Representative after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and the likelihood that the applicant will continue to make the premium payments contemplated by the Contract.

        (3) All payments for Contracts collected by Registered Representative shall be held at all times in a fiduciary capacity and shall be remitted promptly in full together with such applications, forms and other required documentation to the Companies as designated by LBSC. Checks or money orders in payment of initial premiums shall be drawn to the order of "Lutheran Brotherhood" or "Lutheran Brotherhood Variable Insurance Products Company", whichever is appropriate. Registered Representative acknowledges that the Companies retain the ultimate right to control the sale of the Contracts and that LBSC or the Companies shall have the unconditional right to reject, in whole or in part, any application for the Contract. In the event the Companies or LBSC rejects an application, the Companies immediately will return all payments directly to the purchaser and Registered Representative will be notified of such action. In the event that any purchaser elects to return a Contract in accordance with the Contract's free look provision, any amounts paid will be refunded pursuant to the law of the state in which the purchaser resides and Registered Representative will be notified of such action. Registered Representative will comply with Lutheran Brotherhood's policy on Field Force Fiduciary Responsibility.

        (4) Registered Representative shall act at all times as an independent contractor in carrying out the duties hereunder and shall not be considered an employee of the Companies or LBSC, except for the purposes of the Federal Insurance Contributions Act (26 U.S.C.3101 et.seq.), and Title II, of the Social Security Act (42 U.S.C.401 et.seq.). As such Registered Representative shall have full control of his or her daily activities, with the right to exercise independent judgment as to the time, place, and manner of soliciting applications, servicing Contracts, and otherwise carrying out the provisions of this Agreement. Registered Representative and his/her employees shall not hold themselves out to be employees of the Companies or LBSC in this connection or in any dealings with the public.

        (5) Registered Representative agrees that any material he or she develops, approves or uses for sales, training, explanatory or other purposes in connection with the solicitation of applications for Contracts hereunder (other than generic advertising materials which do not make specific reference to the Contracts) will not be used without the prior written consent of LBSC and, where appropriate, the endorsement of the Companies to be obtained by LBSC.

        (6) Solicitation and other activities by Registered Representative shall be undertaken only in accordance with applicable laws and regulations. Registered Representative shall not solicit applications for the contracts until duly licensed and appointed by the Companies as a life insurance and variable contract agent of the Companies in the appropriate states or other jurisdictions. Registered Representative shall fulfill any training requirements necessary to be licensed. Registered Representative understands and acknowledges that he/she is not authorized by LBSC or the Companies to give any information or make any representation in connection with this Agreement or the offering of the Contracts other than those contained in the Prospectus or other solicitation material authorized in writing by LBSC or the Companies.

        (7) Registered Representative shall not represent himself or herself as having any nor shall he or she have authority on behalf of LBSC or the Companies to: make, alter or discharge any Contract or other form; waive any forfeiture, extend the time of paying any premium, or to alter, waive, or forfeit any of the rights of the Companies or LBSC; receive any moneys or premiums due, or to become due, to the Companies, except as set forth in Section C(3) of this Agreement. Registered Representative shall not expend, nor contract for the expenditure of the funds of LBSC or the Companies, nor shall Registered Representative possess or exercise any authority on behalf of LBSC or the Companies by this Agreement.

        (8) Registered Representative shall maintain such records as are required of him/her by applicable laws and regulations. The books, accounts and records of the Companies, the Variable Accounts, LBSC and Registered Representative relating to the sale of the Contracts shall be maintained so as to clearly and accurately disclose the nature and details of the transactions. All records maintained by Registered Representative in connection with this Agreement shall be the property of the Companies and shall be returned to the Companies upon termination of this Agreement, free from any claims or retention of rights by Registered Representative. Registered Representative shall keep confidential any information obtained pursuant to this Agreement and shall disclose such information, only if the Companies has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

        (9) All business produced and serviced under this Agreement is the property of the Companies and no attempt will be made by Registered Representative to prejudice the Contract Owners or interfere with the collection of premiums or transfer any existing Contracts to another company or organization. Information regarding names, addresses, ages and all other information and records of Contract Owners acquired from the Companies of LBSC and coming into the possession of Registered Representative during the effective period of this Agreement, or any prior Agreement, are trade secrets wholly owned by the Companies. All forms and other material, including electronic data, whether furnished by the Companies or LBSC or purchased by Registered Representative, upon which this information is recorded shall be the sole and exclusive property of the Companies. Registered Representative shall return any part or all of such information and records upon the request of the Companies or LBSC. Registered Representative will safeguard and protect all such information within his or her control from any unauthorized access and use.

        (10) The Companies and LBSC may furnish to Registered Representative, without charge, certain manuals, forms, records, electronic data, and such other materials and supplies as they may deem advisable to provide. All such property furnished by them shall remain the property of the Companies. In addition, they may offer at Registered Representative's expense such additional materials and supplies as they believe may be helpful to Registered Representative.

        (11) The expense of any office, including rental, furniture and equipment; signs; supplies not furnished by the Companies or LBSC, the salaries of the employees of Registered Representative; automobile; transportation; telephone; postage; advertising; and all other charges or expense incurred by Registered Representative in the performance of this Agreement shall be incurred at his/her discretion and paid for by him/her.

        (12) Registered Representative expressly covenants and agrees that after termination of this Agreement, for any reason, he/she shall not for a period of one year thereafter, nor shall he/she assist, encourage or induce others to do, any of the following things: induce, or attempt to induce, any of the Contract owners to whom he/she was the "Writing Registered Representative" or was assigned as the "Servicing or Correspondent Registered Representative" while this Agreement was in effect, to cancel, lapse, or surrender their contracts with the Companies.

        (13) Upon termination of this Agreement, Registered Representative will deliver to the Companies, or its authorized representatives, all records, materials, supplies, advertising, licenses, and all other documents pertaining to the Companies, used in carrying out this Agreement.

        (14) Registered Representative will, at the option of the Companies or LBSC, furnish a fidelity bond for such sum and with such surety as they may require.

        (15) Registered Representative shall maintain an errors and omissions insurance policy in an amount, form, and surety acceptable to the Companies for the performance of his or her professional services, duties, and obligations.


D.      COMPENSATION

        (1) Pursuant to the Distribution Agreement between LBSC and the Companies, LBSC shall cause the Companies to arrange for the payment of commissions to Registered Representative as compensation for the sale of each contract sold by Registered Representative. The amount of such compensation shall be based on a schedule to be determined by agreement of the Companies and LBSC. A copy of the schedule of commission rates has been furnished to the Registered Representative.

        (2) Registered Representative shall have no right to withhold or deduct any part of any premium he/she shall receive for purposes of payment of commission or otherwise. Registered Representative shall have no interest in any compensation paid by the Companies to LBSC, now or hereafter, in connection with the sale of any Contracts hereunder.

        (3) The Companies are hereby given a paramount and prior lien and security interest upon any commissions payable under or as a result of this or any previous agreement and under all agreements amendatory hereof or supplementary hereto, as security for the payment of any claim or indebtedness or reimbursement whatsoever due or to become due to LBVIP, LBSC, or LB or any of its subsidiaries or affiliates, from Registered Representative. Any sums becoming due to Registered Representative at any time may be applied, directly, by the Companies to the liquidation of any indebtedness or obligation of Registered Representative to any of the secured parties, but the failure to so apply any sum shall not be deemed a waiver of the Companies' lien on or security interest in any other sums becoming due nor impair its right to so apply such sums.

        (4) Notwithstanding the vesting provisions provided for in the Distribution Agreement and/or the schedule referred to in section D(1) herein, Registered Representative will forfeit all compensation and any other payments which have otherwise been vested or reserved to Registered Representative by this or any previous or related Agreement, if this Agreement terminates and any of the following events have occurred or subsequently occur:

               (a) Registered Representative engages in any form of rebating, directly or indirectly, or if Registered Representative defaults in the payment to the Companies of any premiums collected by him/her, demands or accepts any remuneration from a Contract Owner, beneficiary, or their representative for services in connection with the payment of any claim under any contract issued by the Companies;

               (b) Registered Representative fails to deliver to the Companies or their authorized representative any of the following: all records, including electronic data, materials, supplies, advertising, licenses, and all other documents containing the Companies' confidential information and/or trade secrets, upon the written request of the Companies;

               (c) Registered Representative violates any of the applicable federal and state laws, regulations or rules, or commits any fraud, in connection with his or her duties as a Registered Representative; or

               (d) Registered Representative violates any of the covenants set forth in section C(12) herein.


E.      COMPLAINTS AND INVESTIGATIONS

        Registered Representative and LBSC jointly agree to cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts marketed under this Agreement. Registered Representative and LBSC further agree to cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding with respect to Registered Representative, LBSC, or their affiliates and their agents or representatives to the extent that such investigation or proceeding is in connection with Contracts marketed under this Agreement.


F.      TERM OF AGREEMENT

        (1) Either party may unilaterally terminate this Agreement upon thirty (30) days' written notice to the other party of its intention to do so.

        (2) Upon termination of this Agreement, all authorizations, rights and obligations under this agreement shall cease except (a) the agreements contained in Section E hereof;
               (b) the indemnity set forth in Section G hereof; (c) the obligations to settle accounts hereunder, including payments on premiums subsequently received for Contracts in effect at the time of termination or issued pursuant to applications received by Registered Representative prior to termination; and (d) the covenants set forth in Sections C(9), C(12) and C(13).

        (3) This Agreement will automatically terminate on the first day of the month next following the seventieth birthday of Registered Representative.

        (4) In the event that either the District Representative's Agreement between Registered Representative and Lutheran Brotherhood or the Registered Representative's Agreement between Registered Representative and LBSC is terminated, this Agreement will also terminate.

        (5) LBSC may immediately terminate this agreement for breach of any of the covenants and agreements herein by Registered Representative.


G.      INDEMNITY

        (1) Registered Representative shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement.

        (2) Registered Representative agrees to indemnify and hold harmless the Companies and LBSC and each of their current and former directors and officers and each person, if any, who controls or has controlled the Companies or LBSC within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages or liabilities to which the Companies or LBSC and any such director or officer or controlling person may become subject, under the 1933 Act or otherwise insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

               (a) Any unauthorized use of sales materials or any verbal or written misrepresentations or any unlawful sales practices concerning the Contracts by Registered Representative; or

               (b) The failure of Registered Representative or his/her employees, to comply with the provisions or this Agreement; and Registered Representative will reimburse the Companies, LBSC, or such director, officer or controlling person in connection with investigating or defending any such loss, claims, damage, liability or action. This indemnity agreement will be in addition to any liability which Registered Representative may otherwise have.


H.      GENERAL TERMS

        (1) This Agreement shall not be assigned by either party without the written consent of the other.

        (2) This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

        (3) The forbearance or neglect of LBSC to insist upon strict compliance by Registered Representative with any of the provisions of this Agreement, whether continuing or not, shall not be construed as a waiver of LBSC's rights or privileges hereunder. No waiver of any right or privilege of LBSC arising from any default or failure of performance by Registered Representative shall affect LBSC's rights or privileges in the event of a further default or failure of performance.

        (4) Whenever required for proper interpretation of this Agreement, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.

        (5) The unenforceability or invalidity of any provisions hereof shall not render any other provision or provisions herein contained unenforceable or invalid.

        (6) This Agreement contains the entire understanding of the parties hereto, and no modification hereof or addition hereto shall be binding unless the same is in writing and signed by the parties hereto.

        (7) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permissive assigns, and Registered Representative's estate, heirs and personal representatives.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                               LUTHERAN BROTHERHOOD
                                               SECURITIES CORP.(LBSC)


                                               By
                                                  --------------------------



                                               -----------------------------
                                               (Registered Representative)


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